Exhibit 10.7

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS AGREEMENT, effective August 18, 2015 (the “Effective Date”), is entered into by and between Synergy CHC Corp., a corporation formed under the laws of the State of Nevada (“Synergy”) and HAND MD CORP., a corporation incorporated under the laws of Delaware (“Hand”).

RECITALS

WHEREAS, Hand owns or licenses all right, title and interest in and to certain trademark(s), Know-How, and other intellectual property relating to a skincare product known as Hand MD; and

WHEREAS, the Parties desire to enter into an agreement whereby Hand will license to Synergy the exclusive right to manufacture and distribute the Licensed Products (as defined below), pursuant to the terms and conditions herein.

NOW THEREFORE in consideration of the mutual promises and covenants contained herein, the Parties, intending to be legally bound, agree as follows:

DEFINITIONS

Definitions. The following terms as used hereinafter in this Agreement shall have the meaning set forth in this Section:

“Adverse Drug Reaction” means a noxious and unintended response to a drug, which occurs at doses normally used or tested for the diagnosis, treatment, or prevention of a disease or the modification of an organic function.

“Adverse Drug Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment.

“Affiliate” means any corporation, firm, partnership or other entity that directly or indirectly controls, is controlled by or is under common control with a Party, with “control” meaning ownership of greater than fifty percent (50%) of the voting stock or other voting interests in the Party or the right to receive over fifty percent (50%) of the profits or earnings of the Party. Such other relationship as in fact results in actual control over the management, business, and affairs of a Party shall also be deemed to constitute control.

“Agreement”, “hereto”, “hereunder”, “herein” and similar expressions mean this Intellectual Property License Agreement.

“Applicable Laws” means any law, regulation, rule, guidance, order, judgment or decree having the force of law in the Territory.

“Business Day” means any day other than (i) Saturday or Sunday or (ii) a day that is a legal holiday in New York, New York, or (iii) any other day on which banks in New York, New York are required to be closed.

“Commercial Sale” means any shipment of the Licensed Products in the Territory pursuant to an arm’s length sale by Synergy or its Affiliates to a Third Party.

“Commercialize” means marketing, using, distributing, promoting, offering for sale, and selling the Licensed Products.

“Effective Date” means the date specified in the initial paragraph of this Agreement.

“Force Majeure” has the meaning set forth in Section 0.

“GMP” means good manufacturing practices as required under the rules of the applicable Governmental Authority in the Territory.

“Governmental Authority” means any federal, state, provincial, or municipal government body, commission, agency, board, court or tribunal in the Territory and having jurisdiction in the particular circumstances.

“Hand Indemnified Party” has the meaning set forth in Section 0.

“Hand Marks” means the trade-marks “Hand MD”, and any other marks Hand may adopt for use for the Licensed Products.

“Improvements” means any new indications, dosage strengths, reformulations, line extensions or other advances in, modifications or improvements to the Licensed Products.

“Know-How” means all scientific, technical, manufacturing, marketing, production, sales and other information relating to the Licensed Products, as well as any other intellectual property for or related to the Licensed Products, that is known to or controlled by Hand and which is reasonably necessary for the Commercialization of the Licensed Products in accordance with the terms of this Agreement.

“Launch” means the date of the first Commercial Sale in the Territory of the applicable Licensed Product.

“Licensed Products” means the Hand MD skincare products and all Improvements thereto.

“Minimum Royalty” means $0 for the first 12 months following the Effective Date; $250,00 for months 13 through 24 following the Effective Date; and $500,000 for months 25 through 36 following the Effective Date.

“Net Sales” means the gross amounts invoiced by or on behalf of Synergy and its Affiliates for sales of Products to third parties that are not Affiliates of Synergy in bona fide, arm’s-length transactions, plus any amounts not invoiced in connection with any wholesale or retail level discounted prices, less the following deductions if and to the extent they are (i) determined in accordance with Synergy’s accounting standards, (ii) actually taken by Synergy or its Affiliates and (iii) included in the gross invoiced sales price of any Licensed Products or otherwise directly paid or incurred by Synergy or its Affiliates with respect to the sale of Licensed Products:

(a)	charge-backs;

(b)	bad debt; and

(c)	amounts repaid or credited by reasons of defects, rejections, recalls, returns.

“Party” means either Hand or Synergy and “Parties” means both Hand and Synergy.

“Regulatory Approval” means any and all approvals, marketing authorizations, registrations and licenses (including amendments and supplements thereto) necessary from a Governmental Authority for the Commercialization or manufacture of the Licensed Products in or for the Territory.

“Regulatory Submissions” means all applications, filings, dossiers and the like submitted to a Governmental Authority for the purpose of obtaining Regulatory Approval.

“SDEA” means the Safety Data Exchange Agreement to be entered into by the Parties within ninety (90) days after the Effective Date.

“Specifications” means the finished product specifications for each Licensed Product as required by the applicable Regulatory Approval and as may be modified from time to time in accordance with the provisions of this Agreement.

“Synergy Indemnified Party” has the meaning set forth in Section 0.

“Territory” means worldwide.

“Third Party” means any person other than the Parties and their Affiliates.

Other Definitional and Agreement References. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

Sections and Headings. The term “Section” refers to the specified Section of this Agreement, unless otherwise specified. Headings and captions of the Sections hereof are for convenience only and are not to be used in the interpretation of this Agreement.

Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States, unless otherwise noted.

Date References. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Gender. Words of one gender include the other gender.

Include, Includes, Including. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

Solidary Obligations. Unless specified otherwise in this Agreement, the obligations of any Party consisting of more than one person are solidary (joint and several).

No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

Number of Days. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

Party References. Reference to any Party includes the successors and permitted assigns of that Party.

Singular/Plural. Words using the singular or plural number also include the plural or singular number, respectively.

GRANT OF RIGHTS

License. Subject to the terms of this Agreement, Hand hereby grants to Synergy and Synergy hereby accepts, for the Term, and for the Territory, an exclusive license under the Know-How to Commercialize the Licensed Products.

Sublicensing. Synergy may sublicense its rights granted hereunder or use sub-distributors or third party service providers to exercise its rights or fulfill its obligations hereunder. All sublicense agreements, distribution or other arrangements or agreements shall be consistent with the terms and conditions of this Agreement, and Synergy assumes full responsibility for any actions taken by any sublicensee, distributor or other party and any of the expenses, costs, or fees incurred by any sublicensee, distributor or other party.

No Implied Licenses. Neither Party grants to the other Party any right or license to use any of its intellectual property, Know-How or other proprietary information, materials or technology, or to practice any of its patent, trademark, or trade dress rights, except as expressly set forth in this Agreement.

Restriction on Hand. During the Term of this Agreement, Hand shall not: (i) solicit or accept orders for distribution of Licensed Products to a Third Party for sale or distribution in the Territory; (ii) distribute any Licensed Products for sale or use in the Territory; or (iii) grant any license or right with respect to the Licensed Products in the Territory.

Performance by Affiliates. The Parties agree that their respective rights and obligations may be exercised or performed by any of their Affiliates; provided, however, that each Party shall be fully responsible and liable for the actions of such Affiliates in the performance of such obligations and shall ensure that such Affiliate complies with the terms of this Agreement.

REGULATORY AND DEVELOPMENT

Regulatory Submissions. Synergy shall be solely responsible, at its expense, for preparing, filing, and managing any Regulatory Submission and for maintaining any Regulatory Approval for the Licensed Products in the Territory. Hand shall provide reasonable assistance to Synergy in making submissions to Governmental Authorities and maintaining such Regulatory Approvals. Unless otherwise required by Applicable Law, any Regulatory Approvals shall be filed, owned and held in the name of Synergy. Synergy shall notify Hand of all Regulatory Submissions that it submits.

Regulatory Correspondence. Each Party shall promptly (and in any event, within five (5) Business Days of the date of receipt of notice) notify the other Party in writing of, and shall provide the other Party with copies of, any material correspondence received from a Governmental Authority in the Territory. In the event that a Party receives any material regulatory letter requiring a response, the other Party will cooperate fully with the receiving Party in preparing such response and will promptly provide the receiving Party with any data or information required by the Receiving Party in preparing any such response.

Other Covenants of Synergy. In addition to its other obligations, commitments and undertakings set out in this Agreement, Synergy agrees to:

assume the reasonable costs of intellectual property filings, procurement and maintenance for all intellectual property applications and registrations associated with the Licensed Products in the Territory; and

assume all marketing, sales and distribution expenses related to the commercialization of the Licensed Products in the Territory.

Other Covenants of Hand. In addition to its other obligations, commitments and undertakings set out in this Agreement, Hand agrees to:

provide Synergy with all documentation relating to the submissions for Regulatory Approval to the U.S. Food and Drug Administration or the European Medicines Agency or any other Governmental Authority for the Licensed Products within one (1) month from submission;

where applicable, provide reasonable assistance to Synergy with the Regulatory Submission of the Licensed Products in the Territory;

provide full assistance and cooperation with respect to securing intellectual property protection in the Territory for the Licensed Products;

not assign the intellectual property associated with Licensed Products to any Third Party;

coordinate Launch activities with Synergy, including pharmacovigilence, pricing, reimbursement, positioning and health care conferences; and

promptly provide United States and international marketing and sales materials used for the Licensed Products.

TRADEMARKS

Trade-Mark License. Hand hereby grants to Synergy, for the Term, an exclusive, royalty-free license to use the Hand Marks in the Territory in association with the Licensed Products.

Ownership. Synergy acknowledges that the Hand Marks are owned by Hand. The Hand Marks shall be and remain the sole and exclusive property of Hand. Synergy shall not contest the ownership of the Hand Marks or the validity of any registration relating thereto. Synergy agrees, at the request of Hand, to execute any and all proper documents appropriate to assist Hand in obtaining and maintaining Hand’s rights in and to the Hand Marks.

Licensed Products to Bear Mark. Licensed Products distributed by Synergy under this Agreement shall bear the Hand Marks, subject to the approval of such labeling by appropriate Governmental Authorities.

No Similar Mark. Synergy will not, without Hand’s prior written consent, register or use in connection with any product, any trade-mark that is confusingly similar to the Hand Marks.

COMMERCIALIZATION

Safety Data Exchange Agreement. The parties agree to develop and commit to a Safety Data Exchange Agreement (“SDEA”) that allows them to fulfill their respective regulatory and pharmacovigilence obligations relating to Adverse Drug Event and Adverse Drug Reaction reporting. Such SDEA will be completed within ninety (90) days after the Effective Date.

Quality Complaint Reporting. Synergy shall be solely responsible for collecting and responding to any product quality complaint relating to the Licensed Products received from a customer in the Territory. Synergy shall investigate and provide Hand, in a timely manner, with reports resulting from such investigations. If Hand receives a product quality complaint relating to the Licensed Products from a customer in the Territory, it shall investigate and promptly report the investigation results to Synergy, who will be solely responsible for communication and response, if any, to the customer in the Territory. If Synergy does not or is unable to respond to any product quality complaints related to the Licensed Products in a timely manner, Hand shall have the right to do so.

Other Information. In addition to the foregoing information to be provided, each Party shall provide to the other Party with any: (i) information relating to the efficacy and/or safety of the Licensed Products, including any recall of the Licensed Products; (ii) complaints from customers, healthcare professionals or competitors in the Territory relating to the Licensed Products; (iii) information relating to any potential liability to any Third Party in the Territory that is reasonably likely to arise for either Party in connection with the Commercialization of the Licensed Products in the Territory; (iv) information relating to any inspections, inquiries, issues raised or actions taken by any Governmental Authority in the Territory; and (v) any other information necessary or reasonably desirable to enable each Party to comply with any Applicable Law in the Territory or elsewhere.

Recall. Synergy shall advise Hand of any Governmental Authority initiated mandatory recall of Licensed Products in the Territory. Prior to executing any recall of Licensed Products in the Territory, Synergy shall review with Hand the proposed manner in which the recall is to be carried out. Synergy will give due consideration to any reasonable recommendation from Hand as to the manner of conducting the recall, provided that it is agreeable to the applicable Governmental Authority. Synergy shall communicate directly with the applicable Governmental Authorities in relation to a Licensed Products recall in the Territory.

ROYALTIES

Earned Royalty. In consideration of its license to the Know-How under this Agreement, Synergy shall pay to Hand a royalty of 5% of the Net Sales Price of each Licensed Product sold, transferred or otherwise disposed of by or for Synergy in the Territory during Term pursuant to Section 2.1, not including Sublicensing Royalty (“Earned Royalty”), and 5% of all amounts received by Synergy from any sublicenses granted pursuant to Section 2.2 (“Sublicensing Royalty; the Earned Royalty and Sublicensing Royalty shall be collectively the “Royalties”).

Minimum Royalty. If the total Royalties for any calendar quarter is less than the Minimum Royalty, Synergy shall pay Hand the Earned Royalty plus the difference between the Minimum Royalty and the Earned Royalty for that calendar quarter. For clarity, the Minimum Royalty (if any) is calculated quarterly (i.e., for months 13 through 24 following the Effective Date, it is $62,500 per calendar quarter). The Minimum Royalty terminates upon the 3 year anniversary of the Effective Date.

Taxes. Synergy will make all payments to Hand under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment. Any tax required to be withheld on amounts payable by Synergy under this Agreement will be timely paid by Synergy on behalf of Hand to the appropriate Governmental Authority, and Synergy will furnish Hand with the corresponding proof of payment of such tax, as may be required in order to enable Hand to request reimbursement or deduction of the withheld amount, or to otherwise comply with its duties. Synergy and Hand agree to cooperate to legally minimize and reduce such withholding taxes and provide any information or documentation required by any taxing authority.

Payment Terms and Royalty Statements

Synergy shall pay all Royalties (and Minimum Royalties, if applicable) for each calendar quarter within 60 days of the end of such calendar quarter. Synergy shall make all payments in US dollars by wire transfer of immediately available funds to a bank account to be designated in writing by Hand.

On or before the due date for all payments to Hand pursuant to this Section 6, Synergy shall provide Hand with a statement (“Payment Statement”) showing:

the total Net Sales Price of all Licensed Products sold, transferred or otherwise disposed of by Synergy and the total Sublicensing Revenue accrued in the relevant calendar quarter;

the calendar quarter for which the Earned Royalties and the Sublicensing Royalties were calculated; and

such other particulars as are reasonably necessary or as may be reasonably requested by Hand for an accurate accounting of the payments made pursuant to this Agreement.

6.4	Records. During the Term of the Agreement and for a period of 2 years from the termination of this Agreement, Synergy shall keep complete and accurate records of its and its records that are reasonably necessary for the calculation of payments to be made to Hand hereunder.

Audit

Hand, at its own expense, may at any time within 1 year after receiving any Payment Statement from Synergy, nominate an independent Certified Public Accountant (“Auditor”) who shall have access to Synergy’s applicable records during Synergy’s normal business hours for the purpose of verifying all payments made under this Agreement.

Hand shall provide to Synergy a copy of the Auditor’s audit report within 5 days of Hand’s receipt of the report. If the report shows that payments made by Synergy are deficient by more than five percent (5%) of the amount that was reported under this Agreement, Synergy shall pay Hand the deficient amount and the fees and expenses of the Auditor in connection with such audit within 30 days after Synergy’s receipt of the audit report.

INTELLECTUAL PROPERTY

Notification of Third Party Infringement. Each Party shall promptly disclose to the other in writing within ten (10) Business Days, any actual, alleged, or threatened Third Party infringement or misappropriation in the Territory of any Know-How and any actual, alleged or threatened infringement or passing off of the Hand Mark, of which such Party becomes aware.

Response to Third Party Infringement. Hand shall have the first right, but not any obligation, to respond to any actual or threatened infringement of Know-How, the Hand Mark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in the Territory relating to the Licensed Products. If Hand elects to respond to any actual or threatened infringement by initiating a proceeding, Hand shall use legal counsel of its choice at its expense and shall have full control over the conduct of such proceeding. Hand may settle or compromise any such proceeding without the consent of Synergy; provided, however, that if such settlement affects Synergy’s rights under this Agreement, or Synergy’s ability to Commercialize the Licensed Products within the Territory, or otherwise requires Synergy to admit wrongdoing, fault, or liability, Hand will not settle or compromise any such proceeding without the written consent of Synergy, such consent not to be unreasonably withheld, conditioned, or delayed. If Hand elects not to respond to any actual or threatened infringement of the Know-How, the Hand Mark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in the Territory relating to the Licensed Products, then Synergy shall have the right, but not the obligation, to take action, at its sole expense, in which case Synergy shall have full control over the conduct of such proceeding and Synergy may settle or compromise any such proceeding without the consent of Hand; provided, however, that if such settlement affects Hand’s intellectual property rights or its rights under this Agreement, or otherwise requires Hand to admit wrongdoing, fault, or liability, Synergy will not settle or compromise any such proceeding without the written consent of Hand, such consent not to be unreasonably withheld, conditioned, or delayed. Synergy shall be solely responsible for any legal costs or damages awards made in any proceeding that is initiated by Synergy in the event that Hand elects not to respond to any actual or threatened infringement.

Cooperation. Each Party shall cooperate reasonably, at its expense, in any enforcement effort initiated by the other Party. The Parties nor their Affiliates shall contest any joinder in any proceeding sought to be brought by the other Party if such joinder is required by Law.

Recovery. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any monetary award recovered from a Third Party in connection with any proceeding initiated to protect, maintain, defend, or enforce any intellectual property in the Territory or recovered from a Third Party in connection with any proceeding initiated for infringement or misappropriation of intellectual property shall first be used to reimburse the Parties for any out-of-pocket legal expenses relating to such proceeding and the balance being retained by the Party that brought and controlled such litigation.

Infringement of Third Party IP. If either Party becomes aware that its activities performed hereunder may constitute actual or alleged infringement or misappropriation of the intellectual property rights of a Third Party, it shall promptly notify the other Party and the Parties shall promptly discuss a strategy to defend or mitigate against any actual or alleged infringement.

REPRESENTATION AND WARRANTIES

Hand Covenants, Representations and Warranties. Hand covenants, represents and warrants (as the case may be) to Synergy that:

Hand is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

Hand has the legal right and authority to enter into this Agreement;

Hand has taken all necessary actions to authorize the execution, delivery and performance of this Agreement;

Hand has obtained all consents, licenses and authorizations that are necessary to perform its obligations under this Agreement;

Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Hand, enforceable against Hand in accordance with its terms, except to the extent enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies or equitable principles;

The performance of Hand’s obligations under this Agreement will not conflict with its organizational documents, as amended, or result in a breach of any material agreements or contracts to which it is a party;

Hand has not and will not, during the term of this Agreement, enter into any material agreements or contracts that would conflict with its obligations under this Agreement;

Hand solely owns all of the Know-How and Hand Marks licensed to Synergy pursuant to this Agreement and the Know-How licensed to Synergy pursuant to this Agreement is all of the Know-How that is necessary for Synergy to carry out its obligations and exercise its rights under this Agreement;

Hand has not received any notice that the manufacture, sale, or use of the Licensed Products in the Territory infringes upon any intellectual property rights of any Third Parties in the Territory; and

To the knowledge of Hand, there are no activities being carried out by Third Parties in the Territory that would constitute infringement or misappropriation of the Know-How or the Hand Mark.

Synergy Representations and Warranties. Synergy covenants, represents and warrants to Hand (as the case may be) as follows:

Synergy is a corporation duly organized, validly existing and in good standing, under the laws of Nevada;

Synergy has the legal right, authority, and power to enter into this Agreement;

Synergy has taken all necessary action to authorize the execution, delivery, and performance of this Agreement;

Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Synergy, enforceable against Synergy in accordance with its terms, except to the extent enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies or equitable principles;

The performance of Synergy’s obligations under this Agreement will not conflict with its organizational documents or result in a breach of any material agreements or contracts to which it is a party; and

Synergy has not and will not, during the term of this Agreement, enter into any material agreements or contracts that would be inconsistent with its obligations under this Agreement.

WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

LIMITATIONS OF LIABILITY. WITHOUT LIMITING THE PARTIES’ OBLIGATIONS REGARDING INDEMNIFICATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY WHO MAY BENEFIT FROM ANY PROVISION OF THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

Indemnification by Hand. Hand hereby agrees to defend, indemnify, and hold Synergy, its Affiliates and their respective officers, directors, employees and agents, (each a “Synergy Indemnified Party”) harmless from and against any Third Party’s claims for loss, damage, or liability resulting from: (i) any breach of this Agreement or any warranty or covenant provided in this Agreement by Hand or an Affiliate of Hand; (ii) any violation of Applicable Law by Hand or its Affiliates; and (iii) any negligent act or omission or willful misconduct of Hand or its Affiliates; (iv) any claim that the sale by Synergy or its Affiliates, of the Licensed Products infringes on intellectual property rights in the Territory of any other person; (v) any claim arising from any use, within the approved labelling, made by any person of any of the Licensed Products; in all cases, except to the extent such Third Party’s claim for loss, damage or liability is the result of: (i) any breach of this Agreement by Synergy or a Synergy Indemnified Party, (ii) any violation of Applicable Law by Synergy or a Synergy Indemnified Party, or (iii) any negligent act or omission or willful misconduct of Synergy or a Synergy Indemnified Party.

Indemnification by Synergy. Synergy hereby agrees to defend, indemnify, and hold Hand, its Affiliates and their respective officers, directors, employees and agents, (each a “Hand Indemnified Party”) harmless from and against any Third Party’s claims for loss, damage, or liability resulting from: (i) any breach of this Agreement or any warranty or covenant provided in this Agreement by Synergy or an Affiliate of Synergy; (ii) any violation of Applicable Law by Synergy or its Affiliates; and (iii) any negligent act or omission or willful misconduct of Synergy or its Affiliates; in all cases, except to the extent such Third Party’s claim for loss, damage or liability is the result of: (i) any breach of this Agreement by Hand or a Hand Indemnified Party, (ii) any violation of Applicable Law by Hand or a Hand Indemnified Party, or (iii) any negligent act or omission or willful misconduct of Hand or a Hand Indemnified Party.

Indemnification Procedure. If an indemnified party intends to claim indemnification under this Section 0, such party shall promptly notify the other party of any loss, claim, damage, liability or action in respect of which the indemnified party intends to claim such indemnification, and the indemnifying party shall have a first opportunity to assume the sole defense thereof with counsel selected by the indemnifying party and approved by the indemnified party acting reasonably; provided, however, that an indemnified party shall have the right to retain its own counsel and participate fully in the defense, with the fees and expenses to be paid by the indemnified party. The failure or delay to deliver notice to the indemnifying party, within a reasonable time after the commencement of any such proceeding, if irreparably prejudicial to the indemnifying party’s ability to defend such proceeding, shall relieve the indemnifying party of any and all liability to the indemnified party under this Section 0. The indemnified party shall cooperate fully with the indemnifying party and their legal representatives in the investigation of any loss, claim, damage, or liability covered by this indemnification, and shall mitigate such loss and damages. Any amount payable in order to satisfy an indemnity hereunder shall be paid as soon as reasonably possible after the indemnified party has incurred an indemnified expense and notified the indemnifying party thereof.

Compliance with Law. Each Party shall comply, and shall require their Affiliates and permitted sublicensees to comply, with all Applicable Laws relative to their obligations hereunder.

Insurance. The Parties shall maintain insurance, including product liability insurance, that is adequate to cover their obligations hereunder and that is consistent with normal business practices of prudent corporations engaged in the same or a similar business. The Parties acknowledge and agree that such insurance shall not be construed to create a limit with respect to their indemnification obligations.

TERM AND TERMINATION

Term. This Agreement will take effect from the Effective Date and, unless earlier terminated in accordance with the terms herein, will continue in perpetuity (the “Term”).

Termination for Breach. Either Party may terminate this Agreement by written notice to the other Party with immediate effect in the following cases:

In the event of a petition in bankruptcy or insolvency of the other Party, or in case of the filing by the other Party of any petition or answer seeking reorganization, readjustment, or rearrangement of its business under any law or any government regulation relating to bankruptcy or insolvency, or in case of the institution by the other Party of any proceedings for the liquidation or winding up of its business, or for the termination of its corporate charter.

If the other Party is otherwise in material default or breach of this Agreement and such default or breach is not cured within (i) thirty (30) days after written notice thereof is delivered to the defaulting or breaching Party, or (ii) in the case of a breach that cannot be cured within thirty (30) days, within a reasonable period not exceeding sixty (60) days after written notice thereof is delivered to the defaulting or breaching Party.

Effect of Termination. Upon expiry or termination of this Agreement, all licenses and rights granted by Hand hereunder shall terminate and Synergy will:

except as provided for in Section 0, cease any Commercialization of the Licensed Products in the Territory; and

within thirty (30) days or expiry or termination, transfer title to all current and pending Regulatory Approvals for the Licensed Products to Hand and assist Hand, at Hand’s cost, in submitting appropriate documents to transfer the Regulatory Approvals for the Licensed Products to Hand or its designee.

Survival. In the event of the termination of this Agreement for any reason, the following provisions of this Agreement shall survive: Sections 1, 7, 8.5, 8.7, 9.4, 9.5 and 10, and any other terms which, by their nature, require or contemplate performance by the Parties after expiry or termination. In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination.

Sell-Off of Inventory. Upon termination of this Agreement, Synergy shall be entitled to sell off any inventory of the Licensed Products in Synergy’s possession or control on the date such termination is effective, provided such sales are in the normal course of business and consistent with sales of the License Products during the Term of this Agreement.

OTHER PROVISIONS

Further Assurances. Upon request by either Party and at such Party’s expense, the other Party shall do such further acts and execute such additional agreements and instruments as may be reasonably necessary to give effect to the purposes of this Agreement.

Independent Status. Each Party shall act as an independent contractor and shall not bind nor attempt to bind the other Party to any contract, nor any performance of obligations outside of the license agreement. Nothing contained or done under the Agreement shall be interpreted as constituting either Party the agent of the other in any sense of the term whatsoever or in the relationship of partners or joint venturers.

Assignment. Except in connection with the acquisition of Synergy or the sale of all or substantially all of the assets of Synergy, this Agreement may not be, directly or indirectly, assigned or transferred, in whole or in part, by a Party to a Third Party without the prior written consent of the other Party. The rights and obligations contained herein shall enure to the benefit of each Party’s successors and permitted assigns, and shall be binding on and enforceable against the relevant Party’s successors and permitted assigns. Any reference in this Agreement to any Party shall be construed accordingly.

Compliance with law. Each Party shall comply with, and shall not be in violation of any valid applicable international, national, provincial or local statutes, laws, ordinances, rules, regulations, or other governmental orders of the Territory.

Force Majeure. No Party shall be responsible for a failure or delay in performance of any of the obligations hereunder due wars, insurrections, strikes, acts of God, power outages, storms, or actions of regulatory agencies (such events being defined as “Force Majeure”), provided that the Party seeking relief from its obligations promptly advises the other Party forthwith of the Force Majeure. A Party whose performance of obligations has been delayed by force majeure shall use commercially reasonable efforts to overcome the effect of the Force Majeure as soon as possible. The other Party will have no right to demand indemnity for damage or assert a breach against such Party, provided, however, that if the event of Force Majeure preventing performance shall continue for more than one (1) month, and such underlying cause would not also prevent other parties from performing such obligations, then the Party not subject to the event of Force Majeure may terminate this Agreement with a written notice to the other without any liability hereunder, except the obligation to make payments due to such date.

Notices and Amendments. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by internationally recognized international courier, and shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section 0. Notices and other communications shall be addressed as follows:

In the case of Synergy:

Synergy CHC Corp.

c/o Jack Ross

865 Spring Street

Westbrook, Maine 04092

E-mail: jack@synergystrips.com

with a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

U.S.A.

Attention: W. David Mannheim

E-mail: dmannheim@wyrick.com

In the case of Hand:

[____________]

Attention:

Fax:

E-mail:

with a copy to:

Klehr Harrison Harvey Branzberg LLP

1835 Market Street, Suite 1400

Philadelphia, Pennsylvania 19103

U.S.A.

Attention: William W. Matthews, III

E-mail: WMatthews@klehr.com

Complete Agreement. This Agreement embodies all of the understandings and obligations between the Parties with respect to the Licensed Products and supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof. Any amendments or supplements to this Agreement shall not be valid unless executed in writing by duly authorized officers of both parties.

Waiver. No failure to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof. Any waiver granted hereunder shall only be applicable the specific acts covered thereby and shall not apply to any subsequent events, acts, or circumstances.

Severability. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portion hereof shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

Governing Law. This Agreement all disputes arising out of or relating to this Agreement, or the performance, enforcement, breach or termination hereof or thereof, and any remedies relating thereto, shall be construed, governed by and interpreted in accordance with the laws of the State of Delaware. The Parties hereto irrevocably consent to the exclusive jurisdiction of, the federal and state courts of the State of Delaware located in Wilmington, Delaware for such purpose. If either Party in its sole judgment, acting reasonably, believes that any dispute could cause it irreparable harm, such Party will be entitled to seek equitable relief in order to avoid such irreparable harm.

Public Announcements. Neither Party shall originate any publicity, news release, or public announcements relating to this Agreement (including, without limitation, its existence, its subject matter, the Parties’ performance, any amendment hereto, or performance hereunder), whether to the public or press, stockholders, or otherwise, without the prior written consent of the other Party, save only such announcements that are required by law or the rules of any relevant stock exchange to be made or that are otherwise agreed to by the Parties. If a Party decides to make an announcement, whether required by law or otherwise, it shall give the other Party reasonable notice of the text of the announcement so that the other Party shall have an opportunity to comment upon the announcement. To the extent that the receiving Party reasonably requests the deletion of any information in any such announcement, the disclosing Party shall delete such information unless, in the opinion of the disclosing Party’s legal counsel, such information is required by law or the rules of any relevant stock exchange to be disclosed. The timing and content of the initial press release relating to this Agreement, if any, including its existence, the subject matter to which it relates and the transactions contemplated herein will, except as otherwise required by law or any stock exchange rules, be determined jointly by the Parties.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same Agreement and shall become effective when a counterpart hereof has been signed by each of the Parties and delivered to the other Party.

Time of Essence. Time shall be of the essence of this Agreement and of each provision hereof.

[Signature page follows]

In witness whereof, the parties have signed this Agreement.

SYNERGY CHC CORP.		HAND MD CORP.

By:	/s/ Jack Ross	By:	/s/ Jack Ross
Name:	Jack Ross	Name:	Jack Ross
Title:	President and Chief Executive Officer	Title:	President

Signature Page – Intellectual Property License Agreement